UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2005

THE E.W. SCRIPPS COMPANY

(Exact name of registrant as specified in its charter)

Ohio	0-16914	31-1223339
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

312 Walnut Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 977-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE E.W. SCRIPPS COMPANY

INDEX TO CURRENT REPORT ON FORM 8-K

Item No.		Page
1.01	Entry into a Material Definitive Agreement	3

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Item 1.01 Entry into a Material Definitive Agreement

For executive officers other than those covered by the Executive Bonus Plan, The E. W. Scripps Company (“Scripps”) provides an annual performance-based bonus plan (the “Plan”). The Plan is administered by the President of the Company and certain other executive officers. For each executive officer participating in the Plan, a target bonus award is established as a percentage of the executive officer’s annual base salary. The amount each executive officer receives will depend upon the achievement of specific financial targets and strategic objectives.

On March 25, 2005, the target bonus awards and the financial targets and strategic objectives that will be used to determine 2005 bonuses were established. For 2005, the financial target is operating cash flow, the measure used to evaluate the operating performance of our business segments. For executive officers who work for a specific operating segment the operating cash flow target is for that operating segment, while for other executive officers the operating cash flow target is the amount for Scripps as a whole. The operating cash flow portion of the bonus may vary from a minimum of 0% to a maximum of 150% of the target. The strategic objective portion of the bonus may vary from 0% to 100% of the target.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE E.W. SCRIPPS COMPANY

BY:	/s/ Lori A. Hickok
Lori A. Hickok
Vice President and Controller

Dated: March 29, 2005

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